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Richard D. Propper, M.D.                  Kerry Propper
Chairman                                  Executive Vice President
Chardan China Acquisition Corp.           Chardan China Acquisition Corp.
(858) 847-9000                            (858) 847-9000

FOR IMMEDIATE RELEASE


                         CHARDAN CHINA ACQUISITION CORP.
                        COMPLETES INITIAL PUBLIC OFFERING

     Solana Beach, California, March 22, 2004 - Chardan China Acquisition Corp. (OTC Bulletin Board: CAQCU) announced today that its initial public offering of 4,025,000 units, including 525,000 units subject to the underwriters' over-allotment option, was consummated. Each unit consists of one share of common stock and two warrants. The units were sold at an offering price of $6.00 per unit, generating gross proceeds of $24,150,000 to the Company. EarlyBirdCapital, Inc. acted as managing underwriter for the initial public offering. A copy of the prospectus may be obtained from EarlyBirdCapital, Inc., 600 Third Avenue, 33rd Floor, New York, New York 10016.

     Audited financial statements as of March 22, 2004 reflecting receipt of the proceeds upon consummation of the initial public offering have been issued by the Company and are included as Exhibit 99.1 to a Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission.

     The Company also announced that EarlyBirdCapital, Inc. has notified the Company that separate trading of the common stock and warrants underlying the units would commence on or about March 29, 2004.



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